SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2004

                          Mediware Information Systems, Inc.
(Exact name of registrant as specified in its charter)

New York 1-10768 11-2209324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11711 West 79th Street, Lenexa, KS 66214
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (913) 307-1000

______________________________________________________________________________

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

         Financial Statements of Businesses Acquired.

         None.

         Pro Forma Financial Information.

         None.

         Exhibits.

99.1        Press Release, dated April 29, 2004, issued by Mediware Information
               Systems, Inc.

Item 9.   Regulation FD Disclosure (pursuant to Item 12)

The following information is furnished pursuant to Item 12, "Results of Operations and Financial Condition" in accordance with SEC Release No. 33-8216.

On April 29, 2004, Mediware Information Systems, Inc. issued a press release announcing its financial results for the fiscal quarter ended March 31, 2004. A copy of the press release is furnished as Exhibit 99.1 to this report.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIWARE INFORMATION SYSTEMS, INC

Date: April 29, 2004	By: /s/ George J. Barry George J. Barry Chief Executive Officer

EXHIBIT INDEX

     The following is a list of Exhibits furnished with this report.
Exhibit No.	Description
99.1	Press Release, dated April 29, 2004, issued by Mediware Information Systems, Inc.

EXHIBIT 99.1

Contact	George Barry 913/307-1000 www.mediware.com	Thomas Redington 203/222-7399 212/926-1733 www.redingtoninc.com

Mediware Reports Third Quarter Results

Record Revenue: Higher Costs - New Product Rollouts

LENEXA, KS APR. 29, 2004 -- Mediware Information Systems, Inc. (Nasdaq: MEDW) reported record revenue related to new product rollouts for the third fiscal quarter ended March 31, 2004 of $9.3 million, a 14 percent increase over the year ago period. This is the Company's 13th consecutive quarter of revenue growth.

Operating income for the quarter just ended was $840,000 versus $1.6 million in the third quarter of the prior fiscal year.

Net income for the quarter just ended was $561,000, or 7 cents per basic share and 7 cents per fully diluted share, compared to net income in the year-ago third quarter of $999,000, or 14 cents per basic share and 13 cents per fully diluted share.

Commenting on the quarter, George Barry, Mediware's CEO said, "Introductions of our new pharmacy and blood banking products are experiencing strong customer interest. The Company has increased support costs in anticipation of the market rollout of these new products. Early phase revenues and the required buildup of support costs resulted in lower operating income in the March quarter. We anticipate strong revenue growth in future periods as the rollout advances."

Third Quarter and First Nine Months Fiscal 2004 and 2003 Operating Statement Highlights (in thousands) (unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003

System Sales	$ 3,333	$ 2,898	$ 9,173	$ 9,493
Services	$ 5,987	$ 5,289	$18,267	$14,685
Total Revenue	$ 9,320	$ 8,187	$27,440	$24,178
Operating Expenses	$ 8,480	$ 6,556	$23,217	$19,594
Proceeds from Settlement	$ 0	$ 0	$ 0	($ 614)
Operating Income	$ 840	$ 1,631	$ 4,223	$ 5,198
Net Income	$ 561	$ 999	$ 2,732	$ 3,220
Earnings Per Common Share - Basic	$ 0.07	$ 0.14	$ 0.37	$ 0.44
Earnings Per Common Share- Diluted	$ 0.07	$ 0.13	$ 0.33	$ 0.41

Third Quarter Fiscal 2004 and 2003 Condensed Balance Sheet Highlights (in thousands) (unaudited)

As of the Period Ended March 31,
	2004	2003
Cash and Cash Equivalents	$ 9,171	$ 5,877
Working Capital	$ 8,162	$ 2,796
Stockholders' Equity	$ 28,302	$ 22,325

Mediware provides clinical information systems for hospitals and integrated healthcare delivery systems. Its products include HEMOCARE LifeLine™ , Hemocare®, LifeLine®, LifeTrak®, and HCLL™ (blood bank), WORx®, MediMAR™, MediCOE™, Pharmakon®, and Digimedics™ (pharmacy), Surgiware™, and Perioperative Solutions™ (operating room), as well as the JAC Stock Control System (pharmacy) in the United Kingdom. Mediware has over 1,100 systems installed in the U.S., Canada, the U.K., and elsewhere.

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Certain statements in this press release may constitute "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the ``Act'') and in releases made by the SEC from time to time. Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2003, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. The Company disclaims any obligation to update its forward-looking statements.

04/29/04